Exhibit (a)(19)

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

January 21, 2007

The Special Committee of the Board of Directors ElkCorp 14911 Quorum Drive, Suite 600 Dallas, Texas 75254

Members of the Special Committee:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of ElkCorp (other than The Carlyle Group (“Carlyle”), CGEA Holdings, Inc., an affiliate of Carlyle (“CGEA Holdings”), CGEA Investor, Inc., a wholly owned subsidiary of CGEA Holdings (“CGEA Investor”), and their respective affiliates) of the Cash Consideration (as defined below) provided for pursuant to the terms and subject to the conditions set forth in the Amended and Restated Agreement and Plan of Merger dated as of January 15, 2007, as amended by the First Amendment to the Amended and Restated Agreement and Plan of Merger, dated as of January 21, 2007 (collectively, the “Merger Agreement”), among CGEA Holdings, CGEA Investor and ElkCorp. As described to us by representatives of ElkCorp or as more fully described in the Merger Agreement, (i) CGEA Investor will commence a tender offer to purchase all outstanding shares of the common stock, par value $1.00 per share, of ElkCorp (“ElkCorp Common Stock”) at a purchase price of $42.00 per share in cash (the “Cash Consideration” and, such tender offer, the “Tender Offer”), and (ii) subsequent to the Tender Offer, CGEA Investor will be merged with and into ElkCorp pursuant to which each outstanding share of Elk Common Stock not previously tendered in the Tender Offer will be converted into the right to receive the Cash Consideration (the “Merger” and, together with the Tender Offer, the “Transaction”).

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with the Special Committee of the Board of Directors of ElkCorp (the “Special Committee”) and certain senior officers and other representatives and advisors of ElkCorp concerning the business, operations and prospects of ElkCorp. We examined certain publicly available business and financial information relating to ElkCorp as well as certain financial forecasts and other information and data relating to ElkCorp which were provided to or otherwise discussed with us by the management of ElkCorp. We reviewed the financial terms of the Transaction as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of ElkCorp Common Stock; the historical and projected earnings and other operating data of ElkCorp; and the capitalization and financial condition of ElkCorp. We analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of ElkCorp and considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Transaction. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of ElkCorp that it is not aware of any relevant information that has been omitted or that remains undisclosed to us.

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With respect to financial forecasts and other information and data relating to ElkCorp provided to or otherwise reviewed by or discussed with us, we have been advised by the management of ElkCorp, and we have assumed, with your consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of ElkCorp as to the future financial performance of ElkCorp. We have assumed, with your consent, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement, and in compliance with all applicable laws, and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on ElkCorp or the Transaction. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of ElkCorp nor have we made any physical inspection of the properties or assets of ElkCorp. Our opinion does not address any terms or other aspects or implications of the Transaction (other than the Cash Consideration to the extent expressly specified herein) or any aspects or implications of any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise. We express no view as to, and our opinion does not address, the underlying business decision of ElkCorp to effect the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for ElkCorp or the effect of any other transaction in which ElkCorp might engage. We were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of ElkCorp nor were we requested to, and we did not, participate in the negotiation or structuring of the Transaction; however, we discussed with senior management of, and outside advisors to, ElkCorp the process leading to the proposed Transaction, including the publicly announced, unsolicited offers made by a third party to acquire ElkCorp and ElkCorp’s prior efforts to solicit other third party indications of interest in the possible acquisition of ElkCorp. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to the Special Committee in connection with the proposed Transaction and will receive a fee for our services, a portion of which is payable in connection with this opinion and portions of which were payable in connection with the delivery of our opinions with respect to the Carlyle transaction prior to the most recent amendment to the Merger Agreement. We and our affiliates in the past have provided, currently are providing and in the future may provide, services to Carlyle and certain of its affiliates, for which services we and our affiliates have received, and expect to receive, compensation, including, among other things, having acted or acting (i) as financial advisor to Carlyle and certain of its portfolio companies in connection with certain sale and acquisition transactions, (ii) in various roles in connection with securities offerings of certain portfolio companies of Carlyle and (iii) as a lender in connection with credit facilities of certain portfolio companies of Carlyle. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of ElkCorp and certain portfolio companies of Carlyle for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with ElkCorp, Carlyle and their respective affiliates.

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Our advisory services and the opinion expressed herein are provided for the information of the Special Committee in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to whether such stockholder should tender shares of ElkCorp Common Stock in the Tender Offer or how such stockholder should vote or act with respect to any matters relating to the Transaction.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Cash Consideration is fair, from a financial point of view, to the holders of ElkCorp Common Stock (other than Carlyle, CGEA Holdings, CGEA Investor, and their respective affiliates).

Very truly yours,

/S/ Citigroup Global Markets Inc. CITIGROUP GLOBAL MARKETS INC.